Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-192294, of our report dated March 10, 2014, relating to the consolidated statements of financial condition of Carroll Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2013, which appears in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus which is a part of this Post-Effective Amendment to the Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

April 7, 2014